Citigroup Managed Futures LLC
                         731 Lexington Avenue, 25th Floor
                               New York, NY 10022

By Edgar

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Re:     Citigroup Diversified Futures Fund L.P.
        Supplement to Registration Statement on Form S-1
        File No. 333-117275

Ladies and Gentlemen:

     On behalf of Citigroup Diversified Futures Fund L.P. (the "Partnership") I am transmitting herewith for filing, pursuant to Rule 424 (b) (3) of the Securities Act of 1933, as amended, a Supplement dated September 30, 2006 to the Partnership's prospectus dated May 1, 2006.

Should you have any questions, please telephone me at 212-559-5046.

Very truly yours,

/s/ Daniel R. McAuliffe, Jr.
    ------------------------
    Daniel R. McAuliffe, Jr.
    Chief Financial Officer and
    Director

Enclosures

                     Citigroup Diversified Futures Fund L.P.
                                 September 2006


The net asset value for Citigroup Diversified Futures Fund L.P. was $923.66 per unit at the end of September, up 1.9% for the month and down 0.8% year to date.

The month of September was profitable for the Fund's advisors. Profits in indices and energy markets were partially offset by losses on positions in global fixed income, currencies, grains and metals markets.

Trading in the energy market was profitable across the petroleum complex as both crude oil and natural gas broke out of their respective support ranges and directional movement was well defined. Buoyant global equity markets also contributed to the positive performance as falling yields and energy prices supported global equity valuations.

Reduced demand forecasts for precious metals caused an unanticipated correction in gold and silver, resulting in small losses for the sector. The Fund also suffered losses in grains as the prices for corn and wheat were dominated by sharp reversals over varying supply expectations. While trading in U.S. interest rates was profitable, as the slowing housing market and deteriorating consumer spending further strengthened the perception that the U.S. interest rate cycle has turned, losses in the global fixed income market more than offset gains. Most of the major currencies remained in congestion, resulting in small losses for the Fund as exchange rates gyrated.

Past performance is not necessarily indicative of future results.

If you have any questions regarding the Fund or would like information about other Citigroup managed futures investment opportunities, please contact your Smith Barney Financial Advisor.

Citigroup Managed Futures LLC

                     Citigroup Diversified Futures Fund L.P.
                                Account Statement
                           For the Period September 1,
                           Through September 30, 2006

                                                       Percent
                                                     of Average
                                                     Net Assets
                                                     ----------
Realized gains from trading            $12,327,947       1.34%
Change in unrealized gains/losses
     from trading                        8,052,062       0.89
                                       -----------      -----
                                        20,380,009       2.23
Less, Brokerage commissions
     and clearing fees ($248,614)        4,730,213       0.52
                                       -----------      -----
Net realized and unrealized gains       15,649,796       1.71
Interest Income                          2,877,559       0.31
                                       -----------      -----
                                        18,527,355       2.02
Less, Expenses:
     Management fees                     1,500,494       0.16
     Other expenses                         86,586       0.01
                                       -----------      -----
                                         1,587,080       0.17
                                       -----------      -----
Net income                              16,940,275       1.85%
                                                        =====

Additions (18,403.9609 L.P. units
at August 31, 2006 net asset
value per unit of $906.87 )             16,690,000
Redemptions (14,302.2346 L.P. units
at September 30, 2006 net asset
value per unit of $923.66)             (13,210,402)
                                       -----------
Increase in net assets                  20,419,873
Net assets, August 31, 2006            898,541,340
                                       -----------
Net assets, September 30, 2006        $918,961,213
                                       ===========
Net Asset Value per unit
 ($918,961,213 / 994,913.5616 Units)       $923.66
                                            ======


To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By: /s/ Daniel R. McAuliffe, Jr.
        ---------------------------------
        Daniel R. McAuliffe, Jr.
        Chief Financial Officer and Director
        Citigroup Managed Futures
        General Partner, Citigroup
        Diversified Futures Fund L.P.